Exhibit 4

                              EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of the 23rd day of March, 2001, between THERMALTEC INTERNATIONAL CORP., a Delaware Corporation, with principal offices at 68A Lamar Street, Babylon, New York (hereinafter referred to as the "Company") and James
W. Zimbler, residing at 1 Diane Court, Nesconset, New York 11767 (hereinafter referred to as "JWZ").

                                   WITNESSETH:

         WHEREAS, the Company desires to formalize its relationship with JWZ and JWZ wishes to formalize his relationship with the Company; and

         WHEREAS, JWZ has the requisite experience, background and skills, and is willing to formalize his relationship with the Company on the terms and subject to the conditions contained herein.

         NOW, THEREFORE, the parties have agreed to the following:

         1. Employment. The Company hereby employs JWZ, and JWZ hereby agrees to enter into the agreement with the Company, as General Manager of the Company and as President of Transventures, Inc., a wholly owned subsidiary of the Company, and shall report directly to the Chairman and President of the Company.

         2. No Breach of Obligations. JWZ represents and warrants to the Company that he has the requisite skills and experience, and has proven his values and abilities to the Company, and is ready, willing and able to perform those duties attendant to the position for which he is hired and that his entry into this Agreement with the Company does not constitute a breach of any agreement with any other person, firm or corporation, nor does any prior agreement between JWZ and any person, firm or corporation contain any restriction or impediment to the ability of JWZ to perform those duties for which he was hired, or which may be assigned to, or reasonably expected of him.

         3. Services. During the full term of this Agreement, JWZ shall perform to the best of his abilities the following services and duties, in such manner and at such times as the Company may direct, the following being included by way of example and not by way of limitations:

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         a)       JWZ will be available to discuss all company  matters that are presented to him, within a reasonable time;
         b) JWZ shall work at the direction of and aid and assist the Chairman and CEO and President and any other such Officer of the Company as directed by the Chairman and CEO;
         c) JWZ shall consult with the advise and advise the officers of the Company, either orally, or at the request of the Company, in writing, to such matters as the Company shall deem necessary to discuss relating to the operations of the Company; and
         d)       JWZ  shall  be   responsible   for  such   other   duties  and
                  responsibilities as necessary to fulfil his duties as assigned by the President and Chairman/CEO.

         4. Place of Performance. JWZ agrees to perform his duties hereunder and agrees to the extent that it has been determined necessary and advisable, in the discretion of the Chairman and CEO, to travel to any place in the United States, or to a foreign country, where his presence is or may reasonably be required for the performance of his duties hereunder.

         5.       Term and Compensation. This Agreement shall have a term of One
(1) year from the date indicated above. The Company hereby agrees to compensate JWZ; and JWZ hereby accepts for the performance of the services of JWZ, as indicated below:

         a) Salary. The Company shall pay to JWZ an annual salary of $96,000.00 per year.;
         b) Stock. JWZ shall be entitled to the issuance of 25,000 shares as a bonus for entering the employ of the Company;
         c) Insurance and Medical Benefits. The Company shall maintain insurance and medical benefits for JWZ equal to those available to its executives;
         e) Automobiles. JWZ shall be entitled to an allowance for the use of an automobile as determined by the Board of Directors; and
         g) Other. JWZ shall be entitled to any other benefits as approved by the Board of Directors

         6. Representation and Warranties of JWZ. By virtue of his execution hereof, and in order to induce the Company to enter into this Agreement, JWZ hereby represents and warrants, as follows:

         a) JWZ is not presently actively engaged in any business, employment or venture which is, or may be, in direct conflict with the business of the Company;
         b) JWZ has full power and authority to enter this Agreement with the Company and to perform in the time and manner contemplated; and
         c) JWZ is in good health and is not aware of any material medical conditions that will act as a bar to the Company's obtaining "Key Man" and/or disability income insurance policy on his life, should the Company so elect;
         d) JWZ's compliance with the terms and conditions of this Agreement, in the time and the manner contemplated herein, will not conflict with any instrument or agreement pertaining to the transaction contemplated herein, and will not conflict in, result in a breach or, or constitute a default under any instrument to which he is a party;
         e) JWZ represents that he shall devote his best efforts to the success of the Company.

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         7.       Representation and Warranties of the Company. By virtue of the execution of this Agreement, the Company hereby represents and warrants to JWZ as follows:

         a) The Company and JWZ agree that JWZ shall receive reimbursement for all reasonable expenses incurred by JWZ in connection with the performance of his duties hereunder subject to compliance with the Company's procedures; and the Company shall pay to JWZ directly, or reimburse JWZ for all other reasonable necessary and proven expenses and disbursements incurred by JWZ for and on behalf of the Company in the performance of JWZ's duties during the term of this Agreement.
         b) JWZ agrees and consents to being the subject of such policy or policies of disability income and/or key man insurance as the Company, in its sole discretion, elects to carry on JWZ's life. The Company shall be the owner and beneficiary of any such policy and/or policies, and shall pay the premiums thereon; and JWZ agrees and consents to such arrangements. Notwithstanding the forgoing, and so long as adequate and customary arrangements are made with respect thereto, JWZ's wife or children may be named co-beneficiaries on such split dollar insurance policy or policies, as JWZ reasonably desires. The Company shall have the right and option of selecting the carrier(s) of such insurance and the form thereof (i.e. whole life, term, etc.). Upon termination of JWZ's employment, he shall have the right to purchase any and all policies owned by the Company on his life, subject to the term of this Agreement upon paying the Company on his life insurance policy or policies, subject to the term of this Agreement upon paying the Company within thirty (30) days of such termination, an amount equal to 10% of the cash value, including 10% of the cash value of dividend additions or deposits, if any, of such policy, as of the date such right is exercised, less the amount of any policy loan with accrued interest. The Company, upon such payment, shall execute the instruments necessary to transfer such policies to JWZ or his estate.

         8. Laws of the State of New York. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with the Laws of the State of New York, irrespective of the state of Incorporation of the Company and the place or domicile of JWZ.

         9. Remedies on Breach. Any remedies on breach of this Agreement are to be determined exclusively through arbitration as discussed in the Agreement.

         10. Miscellaneous Provisions. The Company, is in the formative stage, which the parties recognize. The parties also recognize the cash flow position of the Company. They therefore agree that the Company may only pay a percentage of the fee on a weekly basis, until such time such funds are available, at which time the balance will be paid. This determination shall be made by JWZ, in consultation with the Board of Directors.

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         This  Agreement  has  been  approved  by the  Board  of  Directors,  as indicated by their respective signatures. This Agreement has been approved by JWZ, as indicated by his signature.

         In Witness Whereof, the parties have executed this Agreement as of the 23rd Day of March, 2001.

Agreed to By:                                 Thermaltec International Corp.


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James W. Zimbler                              By:   Andrew B. Mazone,


                                              ------------------------------
                                              Andrew B. Mazzone,
                                              Chairman of the Board of Directors